Exhibit 99.1

Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Fax: (712) 277-7383
www.terraindustries.com
NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com
Terra Industries Inc. reports fourth quarter and full-year results
Sioux City, Iowa (February 9, 2006)—Terra Industries Inc. (NYSE: TRA) announced today a net loss to common shares of $16.4 million, or $.17 per common share, on revenues of $513.4 million for the quarter ended Dec. 31, 2005. Net income available to common shareholders for the 2004 fourth quarter, excluding $27.9 million of income tax benefits discussed below and an $11.1 million loss on the early retirement of debt, was $3.3 million, or $ .04 per share, on revenues of $354.6 million.
Terra reported an operating loss of $18.9 million for the 2005 fourth quarter, compared to operating income of $24.6 million in the 2004 fourth quarter.
The 2005 fourth quarter operating loss was due to higher North American and U.K. natural gas costs and other effects of hurricanes Katrina and Rita, partially offset by higher nitrogen products selling prices and the contributions from acquired Mississippi Chemical operations.
For 2005, Terra posted income available to common shareholders of $17.0 million, or $.18 per share, on revenues of $1.9 billion. Net income in 2005 was reduced by $16.1 million, or $.17 per share, for a $27.2 million loss on early retirement of debt offset by an $8.9 million gain on revaluation of warrants. Net income available to common shareholders for 2004, excluding $27.9 million of income tax benefits discussed below and an $11.1 million loss on the early retirement of debt, was $45.8 million, or $ .60 per share, on revenues of $1.5 billion.
The 2004 fourth quarter and full year results included $27.9 million of income tax benefits related to final settlement of a plant valuation dispute with Revenue Canada.
S U M M A R Y
2005 vs. 2004 results:
•	Revenues up $430 million.

•	Selling prices for nitrogen solutions up 26 percent.

•	Cost of sales up 34 percent.

•	North American natural gas unit cost up 39 percent; U.K. unit cost up 36 percent.

•	Income from operations down $21 million.
First quarter expectations:
•	Financial results will depend primarily on natural gas costs.
Analysis of fourth quarter results
The $159 million increase in revenues from the 2004 to 2005 fourth quarter was due mainly to product sales by acquired Mississippi Chemical operations and higher selling prices, offset by lower methanol sales volumes related to Terra’s 2004 mothballing of its Beaumont, Texas facility. Terra realized average selling prices for ammonia, nitrogen solutions, ammonium nitrate, urea and methanol that were 26, 26, 17, 31 and 20 percent higher, respectively, in the 2005 fourth quarter than in the 2004 fourth quarter.
Cost of sales for the 2005 fourth quarter was $215 million, or 68 percent, higher than in 2004, primarily because of higher North American and United Kingdom unit natural gas costs and higher overall sales volumes. Terra’s forward purchase contracts increased its 2005 fourth quarter natural gas costs by $5.5 million.
Selling, general and administrative expense for the 2005 fourth quarter was $4.2 million lower than for the 2004 fourth quarter. The decrease was due to additional 2004 fourth quarter costs for incentive pay and Sarbanes-Oxley compliance efforts.
Analysis of full-year results
The $430 million increase in revenues from 2004 to 2005 was generally caused by the same factors as the year-over-year fourth quarter increase in revenues. Terra realized average selling prices for ammonia, nitrogen solutions, ammonium nitrate, urea and methanol that were 14, 26, 13, 34 and 22 percent higher, respectively, in 2005 than in 2004.
Cost of sales for 2005 was $452 million, or 34 percent, higher than in 2004 because of higher North American and United Kingdom unit natural gas costs and higher overall sales volumes. Terra’s forward purchase contracts increased its 2005 natural gas costs by $0.7 million.
The $27.2 million 2005 loss on early retirement of debt related to prepayments of the $125 million term loan assumed with the Mississippi Chemical acquisition. The $8.9 million gain on revaluation of warrants represents the decline in the estimated fair value of outstanding warrants in 2005 until May, when shareholders authorized the common shares that would be issued upon exercise of the warrants.
Forward natural gas and liquidity
Terra’s forward purchase contracts and related basis swaps at Dec. 31, 2005, fixed prices for about 16 percent of its next 12 months’ natural gas needs at about $7.4 million above the published forward market prices at that date.
Cash balances at December 31, 2005 of $86 million are expected to be adequate to fund 2006 operating needs. Cash balances declined $147 million from December 31, 2004 primarily due to lower customer prepayments at the end of 2005 and, as the result of higher selling prices, increased accounts receivable balances.
CEO’s remarks
“Last year’s hurricanes led to extremely high and volatile natural gas prices, which negatively affected our fourth quarter financial results,” said Terra President and CEO Michael L. Bennett. “However, recent market developments have been positive. North American natural gas prices are moderating due to the dramatic improvement in supply/demand fundamentals, and both cash and future corn prices have increased. The relationship between natural gas prices and nitrogen prices has now returned to pre-hurricane levels. We have also largely satisfied the sales orders that we accepted prior to the natural gas price spike last fall.
“One of the bright spots of 2005 for Terra was the smooth integration of the Mississippi Chemical operations we purchased in December 2004. This acquisition provides Terra with a larger scale, more diverse natural gas sourcing and valuable terminal assets. The Trinidad operation contributed about $19 million to Terra’s 2005 operating income.
“We expect reduced demand for nitrogen this spring, but believe that this reduction has been offset by North American production curtailments in excess of increased imports over the past five months,” Bennett continued. “There may be additional short-term domestic industry production curtailments in the first quarter, but we expect the supply/demand balance for nitrogen products to be favorable.

“The cost of natural gas in the U.K remains high, which will adversely affect Terra U.K.’s 2006 first quarter results, but those costs should moderate in the second quarter.
“In 2006, we also expect continued significant growth in Terra Environmental Technologies, a Terra division with 2005 sales of $29.4 million that provides products and services to customers using nitrogen products to reduce nitrogen oxides (NOx) and other emissions,” Bennett concluded.
Conference call details
Terra management will conduct a conference call to discuss these fourth quarter results on Feb. 9, 2006, beginning at 3:00 ET. A live webcast of the conference call will be available from Terra’s website at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2005 revenues of $1.9 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note: Terra Industries’ news announcements are also available on its website, www.terraindustries.com.
(Tables follow.)

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands except per-unit amounts)	2005	2004	2005	2004
Revenues
Nitrogen products	$507,451	$314,043	$1,905,505	$1,320,142
Methanol	5,430	40,050	31,347	186,823
Other, net of intercompany eliminations	484	553	2,213	2,145

	$513,365	$354,646	$1,939,065	$1,509,110

Costs and expenses
Cost of sales	530,998	315,933	1,800,236	1,348,077
Equity earnings	(8,678)	—	(21,415)	—
Selling, general and administrative	9,910	14,126	46,548	44,190
Recovery of product claim costs	—	—	—	(17,903)

Income (loss) from operations	(18,865)	24,587	113,696	134,746

Interest income	1,696	1,544	8,086	3,307
Interest expense	(11,666)	(12,747)	(53,478)	(53,134)
Loss on early retirement of debt	—	(11,116)	(27,193)	(11,116)
Gain on revaluation of warrants	—	—	8,860	—

Income (loss) before income taxes and minority interest	(28,835)	2,268	49,971	73,803

Income tax provision	11,647	25,837	(14,217)	5,000
Minority interest	2,056	(3,057)	(13,667)	(11,207)

Net income (loss)	(15,132)	25,048	22,087	67,596
Preferred stock dividends	(1,274)	(1,029)	(5,133)	(1,029)

Income (loss) available to common shareholders	$(16,406)	$24,019	$16,954	$66,567

Income (loss) per common share
Basic	$(0.17)	$0.31	$0.18	$0.87

Diluted	$(0.17)	$0.28	$0.18	$0.85

Basic and diluted weighted average shares outstanding:
Basic	93,870	77,940	92,537	76,478
Diluted	93,870	88,471	94,935	79,859
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	December 31,
	2005	2004
Assets
Cash and short-term investments	$86,366	$233,798
Restricted cash	8,595	—
Accounts receivable	206,407	150,271
Inventories	190,314	148,808
Other current assets	58,193	58,106

Total current assets	549,875	590,983
Property, plant and equipment, net	733,536	797,978
Equity investments	183,884	215,939
Deferred plant turnaround costs	27,447	33,897
Other assets	26,259	46,711

Total assets	$1,521,001	$1,685,508

Liabilities and Stockholders’ Equity
Debt due within one year	$38	$167
Customer prepayments	52,913	115,347
Other current liabilities	210,542	224,419

Total current liabilities	263,493	339,933

Long-term debt and capital lease obligations	331,300	435,238
Deferred income taxes	63,691	58,224
Other liabilities	161,556	167,442
Minority interest	92,258	92,197

Total liabilities and minority interest	912,298	1,093,034

Series A preferred shares	115,800	133,069

Stockholders’ equity	492,903	459,405

Total liabilities and stockholders’ equity	$1,521,001	$1,685,508

Terra Industries Inc.
Summarized Cash Flows
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Income (loss) from operations	$(15,132)	$25,048	$22,087	$67,596
Non-cash charges and credits:
Depreciation and amortization	26,773	26,468	110,342	102,230
Deferred income taxes	(16,015)	(26,149)	13,538	(2,236)
Equity earnings in excess of profit distributions	(2,956)	—	(6,941)	—
Loss on early retirement of debt	—	—	22,543	—
Recovery of product claim costs	—	—	—	(12,874)
Other	(4,438)	7,555	13,538	15,705
Change in assets and liabilities:
Accounts receivable	(30,950)	21,210	(59,851)	27,647
Inventories	(37,991)	(12,285)	(39,471)	(11,352)
Accounts payable and customer prepayments	25,001	105,470	(67,736)	48,394
Other assets and liabilities, net	(17,858)	(22,543)	1,663	(22,637)

Net cash flows from operating activities	(73,566)	124,774	9,712	212,473
Purchase of property, plant and equipment	(13,414)	(10,336)	(30,820)	(18,472)
Plant turnaround costs	(12,654)	(13,889)	(22,331)	(28,878)
Acquisitions, net of cash acquired	—	(54,168)	—	(54,168)
Return of investment in unconsolidated affiliates	7,528	—	31,901	—
Debt repayments	(43)	(70,737)	(125,167)	(70,854)
Distributions to minority interests	(1,384)	(2,306)	(13,607)	(8,072)
Issuance of preferred stock	—	115,800	—	115,800
Stock issuance	13	127	160	447
Other	13,182	(2,059)	2,720	(1,812)

Increase (Decrease) in cash and short-term investments	(80,338)	87,206	(147,432)	146,464
Cash and short-term investments at beginning of period	166,704	146,592	233,798	87,334

Cash and short-term investments at end of period	$86,366	$233,798	$86,366	$233,798

Terra Industries Inc.
Summarized Information
(in thousands)
Volumes and Prices

	Three Months Ended December 31,
	2005		2004
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons)	452	$357	307	$283
Nitrogen solutions (tons)	1,063	154	938	122
Urea (tons)	27	313	46	239
Ammonium nitrate (tons)	382	216	222	184
Methanol (gallons)	4,739	0.85	51,734	0.71

Natural gas costs[2]
North America	$11.13		$5.85
United Kingdom	$7.66		$5.72

	Twelve Months Ended December 31,
	2005		2004
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons)	1,898	$303	1,391	$266
Nitrogen solutions (tons)	4,368	151	3,869	120
Urea (tons)	151	262	376	195
Ammonium nitrate (tons)	1,581	202	988	178
Methanol (gallons)	31,556	0.84	206,754	0.69

Natural gas costs[2]
North America	$7.83		$5.62
United Kingdom	$6.28		$4.62

[1]	After deducting outbound freight costs

[2]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to natural gas purchases.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.